EXHIBIT 5
                               Opinion of Counsel


Pennsylvania Commerce Bancorp, Inc.
100 Senate Avenue
P.O. Box 8599
Harrisburg, PA   17001-8599

Re:      2001 Directors Stock Option Plan Form S-8 Registration

Gentlemen:

This opinion is rendered in connection with the Registration Statement filed on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933, under which up to 105,000 shares of common stock of Pennsylvania Commerce Bancorp, Inc. ("Commerce"), par value $1.00 per share, are to be registered pursuant to the 2001 Pennsylvania Commerce Bancorp, Inc. Directors Stock Option Plan.

We have reviewed the corporate proceedings relating to the proposed stock offering and such other legal matters as we have deemed appropriate for the purpose of this opinion. Based on the foregoing, and assuming all necessary shareholder and governmental approvals, we are of the opinion that the shares of common stock covered by the Registration Statement will, when issued in accordance with the terms set forth in the Prospectus, applicable law and the Articles of Incorporation and Bylaws of Commerce, be validly issued, fully paid and nonassessable by Commerce.

We hereby consent to the filing of this opinion as an Exhibit to the S-8 Registration Statement.

                                   Very truly yours,
                                   METTE, EVANS & WOODSIDE


                                   By /s/ James A. Ulsh
                                      -------------------------------------
                                        James A. Ulsh, Esquire